Exhibit 10.11

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into on  June 16, 2011, between ENTEROLOGICS, INC., a Nevada corporation (“Purchaser”), and NEW YORK HEALTH CARE, INC., a  New York corporation (the “Seller”).

WITNESSETH:

WHEREAS, the Seller owns all the issued and outstanding capital stock (the “Shares”) of the The BioBalance Corp., a Delaware corporation (the “Company”);

WHEREAS, the Company owns a 66-2/3% interest in BioBalance LLC, a Delaware limited liability company (“the LLC”);

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Shares upon the terms and conditions set forth herein.

           NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Certain Definitions. As used in this Agreement and the Disclosure Schedule  hereto, the following terms have the respective meanings set forth below.

 “Action” means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

 “Business Day” means a day on which banks are open for business in New York, New York.

 “Claims” means any and all claims, demands or causes of action, relating to or resulting from an Action.

 “Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

“Disclosure Schedule” means the disclosure schedule to this Agreement delivered by the parties hereto.

 “Employees” means individuals employed by  the Company or the Purchaser, as the case may be, as of the date hereof, other than any such individuals who cease such employment prior to the Closing, but including any such individuals hired after the date hereof and prior to the Closing.

 “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any Employee or Former Employee, officer or director of the Company or the Purchaser or any beneficiary or dependent thereof that is sponsored or maintained by the Company or the Purchaser or contribute or are obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

 “Employment Agreement” means a written Contract with or addressed to any Employee or Former Employee pursuant to which the Company or the Purchaser shall, directly or indirectly, have any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

 “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

 “Former Employee” means an individual who, prior to the Closing, was employed by the Company or the Purchaser, as the case may be.

 “GAAP” means United States generally accepted accounting principles.

 “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, and (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the ordinary course of business.

 “IRS” means the Internal Revenue Service of the United States of America.

 “Laws” means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

 “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

 “Material Adverse Effect” means, with respect to a Person, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person and its Subsidiaries, taken as a whole, or on the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, effect, event, occurrence or state of facts (1) that is generally applicable in the economy of the United States, (2) that is generally applicable in the United States securities markets, (3) generally affecting the industry in which the Person operates, (4) arising from or related to an act of international terrorism, or (5) relating to the announcement or disclosure of this Agreement and the transactions contemplated hereby.

 “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

 “Purchaser Common Stock” has the meaning set forth in Section 2.2 hereof.

 “Required Consents” means, collectively, (1) each consent with respect to any material Contract to which the Seller or the Company is a party or by which any of its assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (2) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

 “SEC” means the Securities and Exchange Commission.

 “SEC Reports” has the meaning set forth in Section 4.14 hereof.

 “Securities Act” means the Securities Act of 1933, as amended.

 “Shareholder Approval” has the meaning set forth in Section 5.2 hereof.

 “Shareholder Derivative Litigation” means a shareholder derivative action in the      Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), styled Hamilton Partners, L.P. v. Englard, et. al., C.A. No. 4476-VCL (Del. Ch. 2009).

 “Subsidiaries” of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

 “Tax” means any federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

 “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

 “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

Section 1.2  References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1  Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth herein, and on the basis of the representations and warranties contained herein, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Shares, free and clear of any Encumbrance, such Shares constituting one hundred percent (100%) of the Company’s outstanding capital stock.

Section 2.2  Purchase Price.  The purchase price for the Shares (the “Purchase Price”) shall be the following:

(i)  Three Hundred Thousand Dollars ($300,000);

(ii)           The number of shares (the “Consideration Shares”) of common stock, par value 0.0001 per share, of Purchaser (“Purchaser Common Stock”),  with an aggregate Market Price (as defined below) of One Hundred Fifty Thousand Dollars ($150,000), provided that the number of Consideration Shares shall in no event be less than Three Hundred Thousand (300,000) shares, subject to Purchaser’s Cash Payment Option described below;

(iii)           a three-year promissory note in the original principal amount of One Hundred Thousand Dollars ($100,000) issued by the Purchaser to the Seller in the form attached hereto as Exhibit A (the “Note”), bearing interest on the outstanding principal balance thereof at the annual rate of 5%, payable semi-annually, with the principal amount payable in three equal annual installments of $33,333.33, commencing on the first anniversary of the date of issuance; and

(iv)           the assumption of  $25,000 of liabilities of the Company and/or the LLC, which liabilities shall be designated by the Seller at Closing..

Section 2.3  Calculation of Consideration Shares.

(a)  For purposes of this Section 2.3:

“Market Price” means the arithmetic average of the daily VWAPs of the Purchaser Common Stock for each of the ten (10) Trading Days immediately preceding the Closing Date.

“VWAP” of the Purchaser Common Stock on any Trading Day means the dollar volume-weighted average price for the Purchaser Common Stock on the Principal Market as reported by Bloomberg Financial, L.P., based on a Trading Day from 9:30 a.m., Eastern Time, to 4:00 p.m., Eastern Time, for such Trading Day; or, if no dollar volume-weighted average price is reported for the Purchaser Common Stock by Bloomberg Financial, L.P.  (or equivalent reporting service) for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Purchaser Common Stock as reported in the “pink sheets” by OTC Markets Group Inc. (formerly known as Pink OTC Markets Inc.) All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, capital reorganizations or other similar transaction relating to the Purchaser Common Stock.

“Trading Day” means a day on which the Principal Market is open for general trading of securities.

“Principal Market” means the OTC Bulletin Board or such other securities market that then constitutes the principal securities market for the Purchaser Common Stock.

Section 2.4  Closing.  The closing (the “Closing”) of the acquisition of the Shares by the Purchaser in consideration for the Purchase Price (the “Transaction”)  shall occur at the offices of  David Lubin & Associates, PLLC, counsel for the Purchaser, or such other location mutually agreeable to the parties, within two (2) Business Days after the date on which all of the conditions and obligations of the parties as set forth in Articles 7 and 8 of this Agreement shall have been satisfied in all material respects or otherwise duly waived, or on such other date and at such other place and date as the Purchaser and the Seller may hereafter agree upon in writing (such date and time of the Closing being referred to herein as the “Closing Date”).

Section 2.5  Deliveries by the Purchaser.  At or prior to the Closing, the Purchaser shall deliver to the Seller or a duly appointed representative of the Seller:

(a)	Three Hundred Thousand Dollars ($300,000) in immediately available funds;

(b)
Stock certificates representing the Consideration Shares, or an irrevocable instruction letter executed by the Purchaser instructing the transfer agent for the Purchaser to issue the Consideration Shares to the Seller in form and substance satisfactory to Seller and confirmed by the transfer agent, unless the Purchaser exercises the Purchaser’s Cash Payment Option described below;

(c)	The Note;

(d)	The certificates described in Sections 8.1(a) and 8.1(b);

(e)	A good standing certificate of the Purchaser, dated not more than five (5) Business Days prior to the Closing Date; and

(f)	Such other documents and instruments as reasonably requested by the Seller.

Section 2.6  Deliveries by the Seller.  At or prior to the Closing, the Seller shall deliver to the Purchaser the following:

(a)
Stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, or other instruments of transfer in form and substance reasonably satisfactory to the Purchaser;

(b)	The Required Consents indicated in Section 6.3 of the Disclosure Schedule;

(c)	The certificates described in Sections 8.2(a) and 8.2(b);

(d)	Good standing certificates of each of the Seller, the LLC and the Company, dated not more than five (5) Business Days prior to the Closing Date; and

(e)	Such other documents and instruments as reasonably requested by the Purchaser.

Section 2.7  Purchaser Cash Payment Option.  Notwithstanding the foregoing, at the Purchaser’s option, the Purchaser may elect to deliver to the Seller at Closing, in lieu of the Consideration Shares, One Hundred Thousand Dollars ($100,000) in immediately available funds (“Purchaser’s Cash Payment Option”).

Section 2.8  Further Assurances.  From time to time from and after the Effective Time, as and when reasonably requested by a party, the other parties shall execute and deliver all such other instruments and shall take further actions as the party reasonably may deem necessary or desirable in order to confirm or record or otherwise effectuate the purchase and sale of the Shares and the Consideration Shares.

ARTICLE III
THE CONSIDERATION SHARES

Section 3.1  Consideration Shares.  Unless the Purchaser’s Cash Payment Option is exercised, the aggregate amount of Consideration Shares to be issued to the Seller shall be Three Hundred Thousand (300,000) shares of Purchaser Common Stock, as adjusted pursuant to Article II hereof.

Section 3.2  Registration Exemption.  It is intended that the Consideration Shares to be issued pursuant to this Agreement will be issued pursuant to Section 4(2) of the Securities Act and therefore shall not require registration under the Securities Act or any relevant state Law.

Section 3.3  Restrictive Legends.  Certificates evidencing the Consideration Shares pursuant to this Agreement may bear one or more legends, including without limitation, any legend required by the laws of any jurisdiction in which a holder of Consideration Shares resides, and any legend required by applicable securities law.

Section 3.4  Subsidiary of the Purchaser.  Effective as of the Closing, the Company shall be a wholly-owned subsidiary of the Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated herein, the Purchaser represents and warrants to the Seller, as follows, which representations and warranties shall be true as of the Closing Date:

Section 4.1  Organization.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Purchaser has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section  4.2  Capital Structure.  As of the Closing, Purchaser’s authorized capital will consist of (a) 150,000,000 shares  of  common  stock, $0.0001 par value per share, of which no less than 35,200,000 shares will be issued and outstanding,  (i) with each holder thereof being entitled to cast one vote for each share held on all matters properly submitted to the shareholders for their vote; and (ii) there being no cumulative voting; and (b) 5,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares will be issued and outstanding.  The Consideration Shares have been duly reserved for issuance. The Purchaser has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of common stock.  All of the issued and outstanding shares of capital stock of the Purchaser are duly authorized, validly issued, fully paid and nonassessable.  No shares of capital stock of the Purchaser are subject to preemptive rights or any other similar rights.  There are, and as of the Closing there will be, (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Purchaser or arrangements by which the Purchaser is or may become bound to issue additional shares of capital stock of the Purchaser, other than as described in the SEC Documents, (ii) no agreements or arrangements under which the Purchaser is obligated to register the sale of any of its securities under the Securities Act, other than the Registration Statement (333-171758) declared effective on February 1, 2011 and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Purchaser (or any agreement providing any such rights).

Section 4.3  Corporate Power and Authority. The Purchaser has all requisite power and authority to enter into and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by the Purchaser in connection with this Agreement (collectively, the “Purchaser Transaction Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance of this Agreement and the Purchaser Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and no other action or corporate proceeding on the part of the Purchaser is necessary to authorize the execution, delivery, and performance by the Purchaser of this Agreement and the Purchaser Transaction Documents, the issuance of the Consideration Shares and the Note and the consummation of the transactions contemplated hereby and thereby.  This Agreement and each of the Purchaser Transaction Documents have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

Section  4.4  Conflicts; Consents and Approvals.  Neither the execution and delivery by the Purchaser of this Agreement and the Purchaser Transaction Documents to be executed and delivered by it in connection with this Agreement or the Purchaser Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)           conflict with, or result in a breach of any provision of, the organizational documents of the Purchaser;

(b)           violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser or the Consideration Shares under any of the terms, conditions or provisions of (1) the organizational documents of the Purchaser, (2) any Contract to which the Purchaser is a party or to which any of its properties or assets may be bound, or (3) any permit, registration, approval, license or other authorization or filing to which the Purchaser is subject or to which any of its properties or assets may be subject;

(c)           require any action, consent or approval of any non-governmental third party, other than the consent of the Purchaser’s Board of Directors;

(d)           violate any order, writ, or injunction, or any material decree, or material Law applicable to the Purchaser or any of its, business, properties, or assets; or

(e)           require any action, consent or approval of, or review by, or registration or filing by the Purchaser with any Governmental Authority other than the filing of a Current Report on Form 8-K regarding the consummation of the transactions contemplated hereby pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.5  Consideration Shares.  As of the Closing, all of the Consideration Shares shall be duly authorized, validly issued, fully paid and nonassessable, and shall not have been issued in violation of any preemptive or similar rights.  Upon delivery to the Seller of the certificates representing the Consideration Shares, the Seller will acquire good and valid title to such Consideration Shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

Section 4.6  [RESERVED]

Section 4.7  No Material Adverse Effect.  As of the date of this Agreement, (a) the Purchaser has (1) maintained its books and records in accordance with GAAP and consistent with past accounting practice, and (2) used all reasonable commercial efforts to preserve intact the assets and the business organization and operations of the Purchaser, to keep available the services of its employees and to preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom the Purchaser have business relations, (b) no Material Adverse Effect on the Purchaser has occurred, and (c) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect on the Purchaser or the Purchaser’s ability to timely consummate the transactions contemplated hereby.

Section 4.8  Compliance with Law.  The Purchaser and each of its officers,  directors, employees and agents has complied in all respects with all Laws applicable to the Purchaser and its operations.  Neither the Purchaser nor any of its officers, directors or agents has received any notice from any Governmental Authority that the Purchaser has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 4.9  Litigation. There is no Action pending or threatened against the Purchaser or any of its officers or directors in each case that (a) relates to the Purchaser, its assets or its business or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of the Purchaser to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action.  There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against the Purchaser.

Section 4.10  Contracts. The Purchaser is not a party to, or bound by, any material Contract  other than as disclosed in the Purchaser’s SEC Reports.

Section 4.11  Labor and Employment Matters. The Purchaser does not have any Employees, Former Employees or Employee Benefit Plans.

Section 4.12  Permits; Compliance.  The Purchaser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Purchaser Permits”). There is no Action pending, or threatened, regarding any of the Purchaser Permits and each such Permit is in full force and effect.  The Purchaser is not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Purchaser Permits.

Section 4.13  Debts and Guaranties.  As of the Closing, the Purchaser will have no debts, liabilities, obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown, other than as disclosed in the SEC Reports..  In addition, the Purchaser is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, or (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

Section 4.14  SEC Reports; Financial Statements.  The Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.15  Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in Section 4.15 of the Disclosure Schedule annexed hereto, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect with respect to Purchaser, (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice which in the aggregate will not exceed $10,000 as of the Closing Date and (B) liabilities not required to be reflected in the Purchaser’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Purchaser has not altered its method of accounting, (iv) the Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, or made any agreements to purchase, any shares of its capital stock and (v) the Purchaser has not issued any equity securities to any officer, director or Affiliate. The Purchaser does not have pending before the SEC any request for confidential treatment of information.  Except for the issuance of the Consideration Shares contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Purchaser or its business, properties, operations or financial condition, that would be required to be disclosed by the Purchaser under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one (1) Business Day prior to the date that this representation is made.

Section 4.16  No Brokers or Finders.  The Purchaser has not, nor have any of its Affiliates, employed any broker or finder or incurred any Liability for any brokerage or finder's fee or commissions or similar payment in connection with the transactions contemplated herein, and no Person has or will have any right, interest or valid claim against or upon the Purchaser, the Seller, the Company or its or their Affiliates for any such fee or commission.

Section 4.17  Tax Matters.

(a)           The Purchaser has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Purchaser and any other information required to be shown thereon.  An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted.  There is no audit, Action, Claim or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Purchaser in respect of any Tax.

(b)           With respect to all amounts in respect of Taxes imposed on the Purchaser or for which it is or could be reasonably liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since its inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, (ii) all such amounts required to be paid by the Purchaser to Governmental Authorities or others on or before the date hereof have been paid, and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected in the Purchaser’s SEC Reports and are adequate and in accordance with the past custom and practice of the Purchaser.

(c)           As of the date hereof, the Purchaser has not requested, executed or filed with the IRS or any other Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Purchaser could be liable and which still is in effect. There exists no tax assessment, proposed or otherwise, against the Purchaser nor any Encumbrance for Taxes against any assets or property of the Purchaser.

(d)           All Taxes that the Purchaser is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authorities or other Person.

(e)           The Purchaser is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

(f)           There is no Claim, audit, Action, proceeding, or investigation with respect to Taxes due or claimed to be due from the Purchaser or of any Tax Return filed or required to be filed by the Purchaser pending or threatened against or with respect to the Purchaser.

Section 4.18  Securities Representations.

           (a)           Investment Purposes.  The Purchaser is acquiring the Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or "blue-sky" laws.  No other Person has a direct or indirect beneficial interest in, and the  Purchaser does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Shares or any part thereof that would be in violation of the Securities Act or any state securities or "blue-sky" laws or other applicable Law.

(b)           No General Solicitation.  The Purchaser is not receiving the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a Person, other than Seller personnel, previously known to the Purchaser.

(c)           No Obligation to Register Shares.  The Purchaser understands that the Shares must be held indefinitely unless the sale thereof is subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available.  All certificates evidencing the Shares will bear a legend stating that the Shares have not been registered under the Securities Act or state securities laws and they may not be resold unless they are registered under the Securities Act and applicable state securities laws or exempt therefrom.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Seller represents and warrants to the Purchaser as follows:

Section 5.1  Organization.  The Seller is duly organized and validly existing under the laws of its state of formation and has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 5.2  Power and Authority. The Seller has all requisite power and authority, corporate or otherwise, to enter into and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by the Seller in connection with this Agreement (collectively, the “Seller Transaction Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Seller Transaction Documents by the Seller and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and, other than the approval of the transactions contemplated hereby by the shareholders of Seller (“Shareholder Approval”), no other action or proceeding on the part of the Seller is necessary to authorize the execution, delivery and performance by the Seller of this Agreement and the Seller Transaction Documents and the consummation by the Seller of the transactions contemplated hereby and thereby.  This Agreement and each of the Seller Transaction Documents have been duly executed and delivered by the Seller and constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with their respective terms.

Section 5.3  Conflicts; Consents and Approvals.  Neither the execution and delivery by the Seller of this Agreement and the Seller Transaction Documents to be executed and delivered by it in connection with this Agreement and the Seller Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)           conflict with, or result in a breach of any provision of, the organizational documents of the Seller;

(b)           violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (1) the organizational documents of the Company, (2) any Contract to which the Seller is a party or to which any of its properties or assets may be bound which, if so affected, would either have a Material Adverse Effect on Seller or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which the Seller is subject or to which any of its properties or assets may be subject;

(c)           require any action, consent or approval of any Governmental Authority or non-governmental third party;  or

(d)           violate any order, writ or injunction, or any material decree, or material Law applicable to the Seller or any of its businesses, properties or assets.

Section  5.4  Title to Shares.  The Seller is the sole record and beneficial owner of the Shares and has good and marketable title to the Shares, free and clear of all Encumbrances, other than pursuant to applicable securities laws. Upon Closing, the Purchaser shall be the lawful record and beneficial owner of the Shares, free and clear of all Encumbrances, other than pursuant to applicable securities laws.  All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and owned by the Seller.  The Shares constitute 100% of the issued and outstanding capital stock of the Company on a fully-diluted basis, and, upon the Closing, the Purchaser will own 100% of the issued and outstanding capital stock of the Company, free and clear of any Encumbrance other than pursuant to applicable securities laws. No Shares are subject to preemptive rights or any other similar rights.  There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, proxies, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act or any other Law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Company (or any agreement providing any such rights).

Section 5.5  Securities Representations.

(a)           Investment Purposes.  The Seller is acquiring the Consideration Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or "blue-sky" laws.  No other Person has a direct or indirect beneficial interest in, and the Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Consideration Shares or any part thereof that would be in violation of the Securities Act or any state securities or "blue-sky" laws or other applicable Law.

(b)           No General Solicitation.  The Seller is not receiving the Consideration Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a Person, other than Purchaser personnel, previously known to the Seller.

(c)           No Obligation to Register Shares.  The Seller understands that the Purchaser is under no obligation to register the Consideration Shares under the Securities Act, or to assist the Seller in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction.  The Seller understands that the Consideration Shares must be held indefinitely unless the sale thereof is subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available.  All certificates evidencing the Consideration Shares will bear a legend stating that the Consideration Shares have not been registered under the Securities Act or state securities laws and they may not be resold unless they are registered under the Securities Act and applicable state securities laws or exempt therefrom.

 (e)           Exemption from Registration.  The Seller acknowledges its understanding that the issuance of the Consideration Shares is intended to be exempt from registration under the Securities Act.  In furtherance thereof, in addition to the other representations and warranties of the Seller made herein, the Seller further represents and warrants to and agrees with the Purchaser as follows:

(i)           Accredited Investor.  The Seller is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(ii)           No Reliance.  Other than as set forth herein, the Seller is not relying upon any other information, representation or warranty by the Purchaser or any officer, director, stockholder, agent or representative of the Purchaser in determining to invest in the Consideration Shares.  The Seller has consulted, to the extent deemed appropriate by the Seller, with its own advisers as to the financial, tax, legal and related matters concerning an investment in the Consideration Shares and on that basis believes that its investment in the Consideration Shares is suitable and appropriate.

(iii)          No Governmental Review.  The Seller is aware that no federal or state agency has (1) made any finding or determination as to the fairness of Seller’s investment in the Consideration Shares, (2) made any recommendation or endorsement of the Consideration Shares or the Purchaser, or (3) guaranteed or insured any investment in the Consideration Shares or any investment made by the Purchaser.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SELLER RELATING TO THE COMPANY

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Seller represents and warrants to the Purchaser as follows:

Section 6.1  Organization.  The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.  The Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.  The LLC is a limited liability company duly formed and validly existing under the laws of the State of Delaware.  The Company and the LLC each have all requisite power to own, operate and lease  their respective businesses and assets and carry on their respective businesses as the same are now being conducted.

Section 6.2  Corporate Power and Authority. No corporate action or corporate proceeding on the part of the Company other than execution and delivery of the Membership Interest Purchase Agreement is necessary for the consummation by the Seller of the transactions contemplated hereby and thereby.

Section 6.3  Conflicts; Consents and Approvals.   The consummation of the transactions contemplated hereby and thereby, will not:

(a)           conflict with, or result in a breach of any provision of, the organizational documents of the Company or the LLC;

(b)           violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the LLC, as the case may be, under any of the terms, conditions or provisions of (1) the organizational documents of the Company or the LLC, (2) any Contract to which the Company or the LLC is a party or to which any of its respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which the Company or the LLC is subject or to which any of its respective properties or assets may be subject;

(c)           require any action, consent or approval of any non-governmental third party, other than as may be provided pursuant to the Contracts listed  in Section 6.3 of the Disclosure Schedule;

(d)           violate any order, writ, or injunction, or any material decree, or material Law applicable to the Company or the LLC or any of its respective business, properties, or assets; or

(e)           require any action, consent or approval of, or review by, or registration or filing by the Company or the LLC with any Governmental Authority, other than as may be indicated  in Section 6.3 of the Disclosure Schedule.

Section 6.4 Capital Structure. The Company’s authorized capital consists of (a) 750,000,000 shares of common stock, $ 0.0001 par value per share, and (b) 5,000,000 shares of preferred stock, $.0001 par value per share, of which no shares of preferred stock are issued and outstanding, (i) with each holder of common stock being entitled to cast one vote for each Share held on all matters properly submitted to the shareholders for their vote, and (ii) there being no pre-preemptive rights and no cumulative voting. The Company has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for, shares of common stock. All of the issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable and owned by the Seller. The Shares constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company on a fully-diluted basis, and, upon the Closing, the Purchaser will own one hundred percent (100%) of the issued and outstanding capital stock of the Company, free and clear of any Encumbrances, other than pursuant to applicable securities laws.

No shares of capital stock of the Company are subject to preemptive rights or any other similar rights.  There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, proxies, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act or any other Law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Company (or any agreement providing any such rights).

The ownership of membership interests of the LLC on the date hereof is as follows: 66 2/3% by the Company and 33 1/3% by Yitz Grossman. It is the parties’ intention that, prior to the Closing Date, the Company shall acquire Yitz Grossman’s 33 1/3 interest in the LLC pursuant to the Membership Interest Purchase Agreement annexed hereto as Exhibit B (“Membership Interest Purchase Agreement”). Attached as Section 6.4 of the Disclosure Schedule is the operating agreement of the LLC. The LLC has no equity interests reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for, equity interests.  All of the issued and outstanding membership interests are duly authorized and validly issued and owned by the Company and Mr. Grossman.  The membership interests owned by the Company and Mr. Grossman constitute one hundred percent (100%) of the issued and outstanding equity interests of the LLC on a fully-diluted basis. No equity interests of the LLC are subject to preemptive rights or any other similar rights.  There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, proxies, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any equity interests of the LLC or arrangements by which the LLC or any other Person is or may become bound to issue additional equity of the LLC, (ii) no agreements or arrangements under which the LLC is obligated to register the sale of any of its securities under the Securities Act or any other Law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the LLC (or any agreement providing any such rights).

Section 6.5  Intellectual Property.

(a)       For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all patents and applications therefor throughout the world, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Registered Intellectual Property” means all: (i) registered patents and applications for patent registration (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“LLC Intellectual Property” shall mean any Intellectual Property or Registered Intellectual Property that is owned by, or licensed to, the LLC.

(b)   To the knowledge of the Seller, no LLC Intellectual Property or product or service of the Company is subject to any Action or written Claim. There is no written stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such LLC Intellectual Property.

(c)           Section 6.5(c) of the Disclosure Schedule  is a complete and accurate list of all the  Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of the Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration have been filed, including the respective registration or application numbers.

(d)           The LLC owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted) to, each item of the Registered Intellectual Property free and clear of any Encumbrances (excluding licenses and related restrictions).

(e)            Section 6.5(e) of the Disclosure Schedule lists all material Contracts to which the LLC is a party (i) with respect to the LLC Intellectual Property licensed or transferred to any Person or (ii) pursuant to which a Person has licensed or transferred any Intellectual Property to the Company.

(f)            The Contracts relating to the LLC Intellectual Property listed in Section 6.5(e) of the Disclosure Schedule are in full force and effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such Contracts.  To the knowledge of the Seller, the LLC is in compliance with, and has not breached any material term of such Contracts and, to the knowledge of the Seller, all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts.  Following the Closing, the LLC will be permitted to exercise all the rights under such Contracts to the same extent the LLC would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments.

(g)           The LLC has not received written notice from any third party that the operation of its business, or any act, product or service of the LLC, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

Section 6.6  Tax Matters.

(a)           The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Company and any other information required to be shown thereon.  An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted.  Section 6.6 of the Disclosure Schedule lists all state, local and foreign jurisdictions in which the Company has previously filed or currently files Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Company has been or is required to file Tax Returns.  There is no audit, Action, Claim or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Company in respect of any Tax.

(b)           With respect to all amounts in respect of Taxes imposed on the Company or for which they are or could be reasonably liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since its inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, (ii) all such amounts required to be paid by the Company to Governmental Authorities or others on or before the date hereof have been paid and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected in the Company Balance Sheet (described below) and are adequate and in accordance with the past custom and practice of the Company.

(c)           As of the date hereof, the Company has not requested, executed or filed with  any Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company could be liable and which still is in effect.  There exists no tax assessment, proposed or otherwise, against the Company nor any Encumbrance for Taxes against any assets or property of the Company.

(d)           All Taxes that the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authorities or other Person.

(e)           The Company is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

(f)           There is no Claim, audit, Action, proceeding or investigation with respect to Taxes due or claimed to be due from the Company or of any Tax Return filed or required to be filed by the Company pending or threatened against or with respect to the Company.

Section 6.7   Company Balance Sheet.

Other than as set forth on the balance sheet of the Company dated as of December 31, 2010, a copy of which is annexed hereto Section 6.7 of the Disclosure Schedule (the “Company Balance Sheet”), the Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that were not fully reflected or reserved against as of December 31, 2010.

Section 6.8  Properties and Assets.  The sole asset of the Company is its 66- 2/3% membership interest in the LLC. Section 6.8 of the Disclosure Schedule lists all properties and assets of the LLC that are material to the LLC’s business.  The Company has good and marketable title to all of its properties and assets, real and personal, free and clear of any Encumbrances.  The LLC has good and marketable title to all of its properties and assets that are material to the LLC’s business, free and clear of any Encumbrances.

Section 6.9  Compliance with Law.  The Company and the LLC have complied in all material respects with all Laws applicable to the Company and the LLC and their respective operations.  Neither the Company, the LLC has received, nor, to the knowledge of the Seller, has any of the respective officers, managers, members, directors, Affiliates, employees, or agents of the Company or the LLC received, any written notice from any Governmental Authority that the Company or the LLC has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 6.10  Litigation. Other than the Shareholder Derivative Litigation, there is no Action pending against the Company, the LLC or the Seller in each case that (a) relates to the Company or the LLC , its assets or its business, or (b) as of the date hereof, seeks to prohibit or restrain the ability of the Company to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action.  There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding restricting the activities of the Company or the LLC.

Section 6.11  Contracts.  Section 6.11 of the Disclosure Schedule contains a complete list, as of the date hereof, of all material Contracts to which the Company and the LLC is, or will be at Closing, a party or bound, or that otherwise relate to its business or assets.  The Seller has caused the Company and the LLC to make available to the Purchaser or its representatives correct and complete copies of all such Contracts with all amendments thereof. Each such Contract is, and will at Closing be, valid, binding, and enforceable against the Company, the LLC and the other parties thereto in accordance with its terms, and is, and will at Closing be, in full force and effect. The Company or the LLC is not in default under or in breach of or is, or as of the Closing will be, otherwise delinquent in performance under any such Contract, and no event has occurred, or will as of the Closing occur, that, with notice or lapse of time, or both, would constitute such a default.]  To the knowledge of the Seller, each of the other parties thereto has performed in all respects all of the obligations required to be performed by it under, and is not in default under, any such Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default.  There are no disputes pending or threatened in writing with respect to any such Contracts.  Neither the Company, the LLC, nor any other party to any such Contract has exercised any option granted to it to terminate or shorten or extend the term of such Contract, and the Company or the LLC has not given notice or received written notice to such effect.  All of such Contracts will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms immediately following the consummation of the transactions contemplated hereby.

Section 6.12  Labor and Employment Matters.

(a)           There are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Employee or Former Employee (each, a "Collective Bargaining Agreement"). With respect to any Employee, (i) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against the Company or the LLC with respect to any Employees, and the Company or the LLC has not experienced any labor strike, dispute, slowdown, lockout or stoppage;  and (ii) there is no grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure.

(b)           The Company and the LLC  are in compliance in all material respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, and any similar state or local "mass layoff" or "plant closing" Law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 6.13  Permits; Compliance.   Other than with respect to registrations of Intellectual Property, the Company and the LLC are in possession of all  governmental permits necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Permits”).  All such Permits are listed in Section 6.13 of the Disclosure Schedule.  There is no Action pending or, to the knowledge of the Seller, threatened regarding any of the Permits, and each such Permit is in full force and effect.  The Company and the LLC are not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Permits.

Section 6.14  Environmental Matters. There are no past or present violations of Environmental Laws (as defined below) by the LLC, releases of any material into the environment by the LLC, actions, activities, circumstances, conditions, events, incidents, or contractual obligations of the LLC which may give rise to any liability of the Company or the LLC,  and neither the Company nor the LLC has received any written notice with respect to any of the foregoing, nor is any action pending or threatened in writing in connection with any of the foregoing.  The term “Environmental Laws” means all laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.  Other than those that are or were stored, used or disposed of in compliance with applicable Law, no Hazardous Materials are contained by the LLC on or about any real property currently owned, leased or used by the LLC, and no Hazardous Materials were released by the LLC on or about any real property previously owned, leased or used by the LLC. There are no underground storage tanks on or under any real property owned, leased or used by the LLC.

Section 6.15  Affiliated Transactions.  Other than as reflected in the Company Balance Sheet or set forth in Section 6.15 of the Disclosure Schedule, no Affiliate other than the Seller has directly or indirectly (i) borrowed or been advanced funds from or loaned funds to the Company or the LLC, (ii) is a party to a Contract with the Company or the LLC or (iii) engaged in any transaction with the Company or the LLC.

Section 6.18  No Brokers or Finders.  The Company has not, nor have any of its Affiliates, employed any broker or finder or incurred any Liability for any brokerage or finder's fee or commissions or similar payment in connection with the Transaction contemplated herein, and no Person has or will have any right, interest or valid claim against or upon the Company or its Affiliates for any such fee or commission.

ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS

Section 7.1  Access and Information.  Prior to the Closing, the Purchaser, on one hand, and the Seller, on the other hand, shall permit representatives of the other to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, LLC Intellectual Property, technology, technical support, Contracts, commitments, reports of examination and documents of or pertaining to, as may be necessary to permit the other to, at its sole expense, make, or cause to be made, such investigations thereof as the other reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and the Purchaser and the Seller shall reasonably cooperate with any such investigations.  No investigation by a party or its representatives or advisors prior to or after the date of this Agreement (including any information obtained by a party pursuant to this Section 7.1) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement nor shall the conduct or completion of any such investigation be a condition to any of such party's obligations under this Agreement.

Section 7.2  Confidentiality.  Each of the parties shall, and shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents to, treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of the Purchaser, the Seller, the LLC or the Company, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except to their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement.  If the Closing does not occur, (a) such confidence shall be maintained by the Parties, and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party or destroy any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

Section 7.3  Conduct of Business.  From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, or as consented to in writing by the Purchaser, Seller shall ensure that the Company and the LLC shall:

(a)           use reasonable commercial efforts to preserve  the Company’s and the LLC’s business, operations, physical facilities, working conditions and  their business relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom  has significant business relations;

(b)           not take any action that would cause a breach of the representations and warranties contained herein;

(c)           not amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(d)           not split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

(e)           not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(f)            not create or form any Subsidiary;

(g)           other than in the ordinary course of its business, not (1) incur or assume any Liability in excess of $10,000; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (3) make any loans, advances or capital contributions to or investments in any other Person; nor (4) pledge or otherwise Encumber its shares or membership interests of the Company and the LLC, respectively;

(h)           not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $10,000 in the aggregate or that are otherwise material to it other than in the ordinary course of business;

(i)            not (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (2) amend, modify, waive or terminate any right under any material contract in any material way; nor (3) authorize any new capital expenditure or expenditures that individually is in excess of $5,000 or in the aggregate are in excess of $10,000;

(j)            not enter into any Contract other than in the ordinary course of its business;

(k)           issue, promise or contract to issue any securities or instruments convertible into securities of such Person; or

(l)            other than in the ordinary course of its business, not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee.

Section 7.4  Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VIII, including, without limitation, obtaining any shareholder and director consents and completing all filings required by the SEC and to consummate the transactions contemplated hereby.

Section 7.5  No-Shop. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with the terms hereof, the Seller shall ensure that neither the Company, the LLC, the Seller nor its or their respective officers, directors, employees, agents, representatives and Affiliates, shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Persons relating to an Acquisition Proposal (as defined below).  As used herein, “Acquisition Proposal” means any proposal or offer involving a liquidation, dissolution, re-capitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or the LLC or any other similar transaction or business combination involving the same.  The Seller, on its behalf and on behalf of the Company or the LLC, as applicable, shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, existing on the date hereof.

Section 7.6  Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect).  Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date.  Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

Section 7.7  Cooperation with Respect to Financial Reporting. Prior to the Closing, the Seller shall cause the Company to reasonably cooperate with Purchaser in connection with Purchaser’s preparation of financial statements and other information as required for Purchaser’s filings under the Exchange Act.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1  Conditions to the Seller’s Obligations to Close.  All obligations of the Seller to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a)           All representations and warranties of the Purchaser contained in this Agreement and the Purchaser Transaction Documents shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), and the Purchaser shall have delivered to the Seller a certificate, signed by it, to such effect in form and substance satisfactory to the Seller;

(b)           The Purchaser shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Purchaser shall have delivered to the Seller a certificate, signed by it, to such effect in form and substance satisfactory to the Seller;

(c)           There shall not be in effect or threatened any injunction, order or decree of a Governmental Authority that prohibits or delays, or seeks to prohibit or delay, consummation of any part of the transactions contemplated by this Agreement;

(d)           Prior to or at the Closing, the Purchaser shall have delivered to the Seller the items to be delivered pursuant to Section 2.4;

(e)           The Purchaser, with the assistance of the Seller, shall have prepared the Current Report on Form 8-K required as a result of the consummation of the transactions contemplated hereby; and

(f)            The Seller shall have obtained Shareholder Approval.

Section 8.2  Conditions to the Purchaser’s Obligations to Close.  All obligations of the Purchaser to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a)           All representations and warranties of the Seller contained in this Agreement and the Seller Transaction Documents shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), and the Seller shall have delivered to the Purchaser a certificate, signed by them, to such effect in form and substance satisfactory to the Purchaser;

 (b)         The Seller shall have performed in all respects each obligation and agreement to be performed by it, and shall have complied in all respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Seller shall have delivered to the Purchaser a certificate, signed by the Seller, to such effect in form and substance satisfactory to the Purchaser;

(c)           There shall not be in effect or threatened any injunction, order or decree of a Governmental Authority that prohibits or delays, or seeks to prohibit or delay, consummation of any part of the transactions contemplated by this Agreement;

(d)           Prior to or at the Closing, the Seller shall have delivered to the Purchaser the items to be delivered pursuant to Section 2.5;

(e)            the Seller shall have obtained Shareholder Approval;

(f)            The Company shall own 100% of the LLC by consummation of the Membership Interest Purchase Agreement; and

(g)           The Seller shall have provided to the Purchaser with the Company’s financial statements and other information required under the rules of the SEC for purposes of inclusion in the Purchaser’s filing of a Current Report on Form 8-K disclosing the consummation of the Transaction.

ARTICLE IX
TERMINATION

Section 9.1                      Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a)           by mutual written consent of the Purchaser and the Seller;

(b)           by the Purchaser, if the Seller has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Purchaser to the Seller;

(c)           by the Seller, if the Purchaser has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Seller to the Purchaser;

(d)           by either party, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby;

(e)            by the Seller if Shareholder Approval is not obtained by September 30. 2011; or

(f)            by either  party if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30. 2011 or such later date as the parties shall mutually agree.

Section 9.2  Termination Procedure.  Written notice of any termination (“Termination Notice”) pursuant to this Article IX shall be given by the party electing termination of this Agreement (“Terminating Party”) to the other party (collectively, the “Terminated Party”), and such notice shall state the reason for termination.

Section 9.3  Effect of Termination.  Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the other party other than for an intentional and willful breach by the Terminated Party.

Section 9.4  Expenses.  The parties shall each bear their own respective expenses incurred in connection with this Agreement and the contemplated Transaction.

ARTICLE X
INDEMNIFICATION; SURVIVAL

Section 10.1  Indemnification by the Purchaser. Subject to and conditioned upon the Closing, the Purchaser shall indemnify and hold harmless the Seller and its Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the “Seller Indemnified Parties”), and shall reimburse the Seller Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) (collectively, “Damages”), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of the Purchaser in this Agreement or in any certificate or document delivered by or on behalf of the Purchaser pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by the Purchaser to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of the Purchaser pursuant to this Agreement to be performed by or complied with by or on behalf of the Purchaser.

Section 10.2  Indemnification by the Seller. Subject to and conditioned upon the Closing, the Seller shall indemnify and hold harmless the Purchaser, and its Affiliates, officers, directors, shareholders, employees and agents and the successors and assigns of all of them (the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any Damages arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of the Seller in Article V of this Agreement or in any certificate or document delivered by or on behalf of the Seller pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by the Seller to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of the Seller pursuant to this Agreement to be performed by or complied with by or on behalf of the Seller.

Section 10.3  Survival; Limitations.  Except as set forth herein, all representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing until  the first anniversary of the Closing Date. Notwithstanding anything herein to the contrary, the representations and warranties contained in Section 6.5 (Intellectual Property), 6.11 (Contracts) and 6.13 (Permits) shall not survive the Closing.

Furthermore, notwithstanding anything herein to the contrary, the Seller shall have no liability (for indemnification or otherwise) for any Damages until the aggregate of all Damages with respect to the matters covered by Article V hereof exceeds $25,000 (the "Liability Threshold"), and then after the Liability Threshold has been exceeded the Seller shall be responsible only for Damages in excess of the Liability Threshold.  Anything to the contrary notwithstanding, the Seller shall have no liability under this Agreement (for indemnification or otherwise) to the extent that the aggregate amount of all Damages with respect to such matters exceeds $300,000.

ARTICLE XI
MISCELLANEOUS

Section 11.1  Notices.  All notices or other communications required or permitted hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1)           If to Purchaser:

Enterologics, Inc.
1264 University Avenue West
Suite 404
St. Paul, Minnesota 55104
Attn: Robert A. Hoerr, MD, PhD

with a copy to:

David Lubin & Associates, PLLC
10 Union Avenue
Suite 5
Lynbrook, New York 11563
Attn: David Lubin, Esq.

(2)           If to the Seller:

New York Health Care, Inc.
20 East Sunrise Highway
Valley Stream, New York 11581
Attn: Mr. Murry Englard

with a copy to:

Cohen Tauber Spievack & Wagner P.C.
420 Lexington Avenue, Suite 2400
New York, New York 10170
Attn:  Adam Stein, Esq.

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 11.2  Choice of Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of New York, without giving effect to principles of conflicts of law.

            Section 11.3  Jurisdiction.  The parties hereby irrevocably consent to the in personam jurisdiction of the competent courts in the State of New York, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder.  The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts. If any party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

Section 11.4  Entire Agreement.  This Agreement,  the Purchaser Transaction Documents and the Seller Transaction Documents set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof.  No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 11.5  Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

Section 11.6  Amendments.  Except as otherwise set forth in the termination provisions hereof, this Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all the parties.

Section 11.7  Waivers.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

Section 11.8  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.10  Interpretation.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s).  The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

[Remainder of page intentionally left blank; Signature pages to follow]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

ENTEROLOGICS, INC. By: /s/Robert A. Hoerr Name: Robert A. Hoerr, M.D., PhD. Title: President	NEW YORK HEALTH CARE, INC. By: /s/ Murry Englard Name: Murry Englard Title: Chief Executive Officer